Schedule 1
Executive Officers and Directors of ACRES Capital Corp.
The name and principal occupation of each director and executive officer of ACRES Capital Corp. are set forth below. The address for each person listed below is c/o ACRES Capital Corp., 390 RXR Plaza, Uniondale, New York 11556.  All executive officers and directors listed are United States citizens.
Officers	Present Principal Occupation or Employment
Andrew Fentress	Managing Partner of ACRES Capital Corp.
Mark Fogel	President and Chief Executive Officer of ACRES Capital Corp.
Martin Reasoner	Managing Partner of ACRES Capital Corp.
Richard Persaud	Chief Financial Officer of ACRES Capital Corp.
Jaclyn Jesberger	General Counsel of ACRES Capital Corp.

Directors	Present Principal Occupation or Employment
Andrew Fentress	Managing Partner of ACRES Capital Corp.
Mark Fogel	President and Chief Executive Officer of ACRES Capital Corp.
Martin Reasoner	Managing Partner of ACRES Capital Corp.
Brian Laibow	Managing Director and Co-Head of North America of Oaktree Capital Management, L.P.
Allen Li	Senior Vice President of Oaktree Capital Management, L.P.